UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2018 (November 6, 2018)

Blackstone / GSO Secured Lending Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01299	82-7020632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 31st Floor New York, NY	10154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Creation of Revolving Credit Facility

On November 6, 2018 (the “Closing Date”), Blackstone / GSO Secured Lending Fund, a Delaware statutory trust (the “Fund”), entered into a revolving credit facility (the “Credit Facility”) with Bank of America, N.A., as the administrative agent (the “Administrative Agent”), the sole lead arranger, the letter of credit issuer and a lender, and the other lenders from time to time party thereto.

The maximum commitment amount of the Credit Facility is $200 million, subject to availability under the borrowing base, which is based on the undrawn capital commitments of the Fund’s investors. Borrowings under the Credit Facility bear interest, at the Fund’s election at the time of drawdown, at a rate per annum equal to (i) in the case of LIBOR rate loans, an adjusted LIBOR rate for the applicable interest period plus 2.00% or (ii) in the case of reference rate loans, the greatest of (A) the prime rate plus 1.00%, (B) the federal funds rate plus 1.50%, and (C) one-month adjusted LIBOR plus 2.00%. Loans may be converted from one rate to another at any time at the Fund’s election, subject to certain conditions. The Fund also will pay an unused commitment fee equal to (x) 0.30% per annum when the outstanding principal obligations are less than 50% of the maximum commitment and (y) 0.25% per annum when the outstanding principal obligations are greater than or equal to 50% of the maximum commitment.

The Credit Facility will mature upon the earliest of: (i) November 6, 2019 (the “Stated Maturity Date”); (ii) the date upon which the Administrative Agent declares the obligations under the Credit Facility due and payable after the occurrence of an event of default; (iii) thirty (30) days prior to the termination of the Fund’s constituent documents; (iv) thirty (30) days prior to the date on which the Fund’s ability to call capital contributions for the purpose of repaying the obligations under the Credit Facility is terminated; and (v) the date the Fund terminates the lender commitments pursuant to the Credit Facility. The Stated Maturity Date may be extended, at the option of the Fund, for two (2) additional terms not longer than 364 days each, subject to customary conditions, including (x) the consent of the Administrative Agent and the extending lenders and (y) payment of an extension fee.

The Credit Facility is secured by a pledge of the Fund’s right, title, and interest in and to the undrawn capital commitments of the Fund’s investors.

The Fund is permitted to borrow under the Credit Facility for any purpose permitted under its constituent documents.

The Credit Facility includes customary affirmative and negative covenants and consent rights granted to the lenders, as well as usual and customary events of default for revolving credit facilities of this nature.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to a copy of the Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 3.02 – Unregistered Sale of Equity Securities.

On or about November 6, 2018, the Fund delivered capital drawdown notices to its investors relating to the sale of approximately 5,671,180 common shares of beneficial interest, par value $0.001 per share (the “Shares”) for an aggregate offering price of approximately $141.8 million. The sale is expected to close on or around November 20, 2018.

The sale of Shares is being made pursuant to subscription agreements entered into by the Fund and its investors. Under the terms of the subscription agreements, investors are required to fund drawdowns to purchase Shares up to the amount of their respective capital commitments on an as-needed basis with a minimum of 10 business days’ prior notice to investors (or such shorter notice period as agreed in the applicable investor’s subscription agreement).

The issuance of the Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Fund relied, in part, upon representations from the investors in the subscription agreements that each investor was an accredited investor as defined in Regulation D under the Securities Act. The Fund did not engage in general solicitation or advertising and did not offer securities to the public in connection with such issuances.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Revolving Credit Agreement, dated as of November 6, 2018, among Blackstone / GSO Secured Lending Fund, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and a Lender and the other Lenders from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE / GSO SECURED LENDING FUND

Date: November 13, 2018	By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary